EXECUTION VERSION
EXHIBIT 4.1
FIRST SUPPLEMENTAL INDENTURE

          First Supplemental Indenture (this "First Supplemental Indenture"), dated as of January 30, 2014, is entered into by and among Elizabeth Arden, Inc., a Florida corporation (the "Issuer"), and U.S. Bank National Association, as trustee under the Indenture referred to below (the "Trustee").

W I T N E S S E T H

          WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of January 21, 2011, providing for the issuance of an unlimited aggregate principal amount of 7.375% Senior Notes due 2021 (as supplemented by this First Supplemental Indenture and as may be further amended, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Issuer has previously issued $250,000,000 aggregate principal amount of such notes (the "Existing Notes");

          WHEREAS, Section 2.01 and Section 9.01 of the Indenture provide that the Issuer and the Trustee may enter into supplemental indentures without the consent of any Holder to, among other things, provide for the issuance of Additional Notes in accordance with the provisions of the Indenture;

          WHEREAS, the Issuer has duly authorized the issuance, delivery and authentication by the Trustee, of Additional Notes in an aggregate principal amount of $100,000,000 having the same terms as the Initial Notes, plus accrued interest from September 15, 2013, to be evidenced by new Global Notes evidencing the Additional Notes substantially in the form of Exhibit A to the Indenture, and each of the Issuer and the Trustee has duly authorized the execution and delivery of this First Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          SECTION 2. ADDITIONAL NOTES. Pursuant to Section 2.01 of the Indenture, the Issuer hereby creates and issues $100,000,000 in aggregate principal amount of 7.375% Senior Notes due 2021 (the "New Notes") as Additional Notes under the Indenture. The New Notes will be consolidated to form a single series with the Existing Notes, to which the New Notes are identical in all terms and conditions except (i) as to the date of issue and (ii) interest on the New Notes shall accrue from September 15, 2013. The first interest payment date of the New Notes will be March 15, 2014. The New Notes will, when issued, be considered notes pursuant to the Indenture for all purposes thereunder and will be subject to and take benefit of all the terms, conditions and provisions of the Indenture.

SECTION 3. AUTHENTICATION OF NEW NOTES. The Trustee shall, pursuant to an authentication order, authenticate the New Notes.

          SECTION 4. RATIFICATION OF INDENTURE; FIRST SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

          SECTION 5. SEVERABILITY. In case any provision in this First Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 6. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 7. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

          SECTION 9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed in their respective names, all as of the date first above written.

Very truly yours, ELIZABETH ARDEN, INC.

By:	/s/ Marcey Becker

Name:	Marcey Becker
Title:	Senior Vice President - Finance and Corporate Development, and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn

Name:	Joshua A. Hahn
Title:	Vice President